Exhibit 10.9

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of September 22, 2011 James Panek, (“Effective Date”) by and between diaDexus, Inc. located at 343 Oyster Point Boulevard, South San Francisco, CA 94080 (“Company”), and James Panek, 120 Valdeflores Drive, Burlingame, CA 94010 (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to perform such services, on the terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1)	SERVICES AND COMPENSATIONS
a)	Consultant agrees to perform for the Company the services (“Services”) described in Exhibit A, attached hereto. Unless otherwise agreed to by the parties, Consultant shall perform Services on normal work days during customary business hours.
b)	The Company agrees to pay Consultant the compensation set forth in Exhibit A for the performance of the Services.

2)	CONFIDENTIALITY
a)	“Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.
b)	Consultant will not, during or subsequent to the term of this Agreement, use Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Confidential Information to any third party. Consultant agrees that such Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Company’s favor identical to Sections 2, 3, and 5 of this Agreement. Confidential Information does not include information which (i) is known independently to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Without the prior written approval of the Company, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company other than as necessitated by a submission to a peer reviewed publication.
c)	Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person, or entity unless consented to in writing by such employer, person, or entity.
d)	Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the part of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.
e)	Upon termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property or Confidential Information that Consultant may have in Consultant’s possession or control.

3)	OWNERSHIP
a)	Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (collectively, “Inventions”) conceived, made or discovered by Consultant, solely or in collaboration with others, during the period of this Agreement which relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder, are the sole property of the Company. In addition, any Inventions which constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

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b)	Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligations to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.
c)	Consultant agrees that if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering Inventions assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for an in permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

4)	REPORTS
a)	Consultant agrees that it will from time to time during the term of this Agreement or any extension thereof keep the Company advised as to Consultant’s progress in performing the Services hereunder and that Consultant will, as requested by the Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Consultant’s Services.

5)	PAYMENT
a)	Consultant will be paid according to the schedule in Exhibit A. The Consultant will be reimbursed by diaDexus for all pre-approved reasonable and documented meals, travel and lodging expenses incurred by the Consultant in connection with the performance of the Consultant’s Services rendered by the Consultant hereunder, provided that the Consultant provides diaDexus with a reasonable accounting, together with receipts, for such expenses. Expenses shall only be incurred with the advance written approval of diaDexus and must be consistent with diaDexus’ policy e.g. diaDexus shall reimburse Consultant for its actual itemized, documented, reasonable and necessary travel expenses (e.g. transportation, lodging and (only if overnight travel is involved) meals) at Consultant’s cost, with no mark-up or overhead adjustment, provided such expenses are incurred by Consultant at the written request of diaDexus, within sixty (60) days of diaDexus’ receipt from Consultant documentation of the actual charge or cost to Consultant. Consultant’s expenses for lodging, meals and transportation shall be at reasonable rates and Consultant shall exercise prudence in incurring such expenses. diaDexus expects that all Consultant travel shall be coach-class and that such arrangements will take advantage of any available cost-effective discounts and special rates.

6)	CONFLICTING OBLIGATIONS
a)	Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting Agreement during the term of this Agreement.
b)	In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant further agrees that Consultant will not, without the Company’s prior written consent, design identical or substantially similar Inventions as those developed under this Agreement for any third party during the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement.

7)	TERM AND TERMINATION
a)	This Agreement will commence of the Effective Date and will continue until final completion of the Services, anticipated for October 28, 2011.
b)	The Company may terminate this Agreement for any reason upon giving two weeks prior written notice thereof to Consultant. Any such notice shall be addressed to Consultant at the address shown below or such other address as either party may notify the other of and shall be deemed given upon delivery if personally delivered, or forty-eight (48) hours after deposited in the Unites States mail, postage pre-paid, registered or certified mail, return receipt requested. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.
c)	Upon such termination, all rights and duties of the parties toward each other shall cease except:
i)	That the Company shall be obligated to pay, within thirty (30) days of the date of termination, all amounts owing to Consultant for Services completed prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1 (Service and Compensation) hereof; and

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ii)	Sections 2 (Confidentiality), 3 (Ownership), 9 (Independent Contractors) and 10 (Arbitration and Equitable Relief) shall survive termination of this Agreement.

8)	ASSIGNMENT
a)	Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express prior written consent of the Company.

9)	INDEPENDENT CONTRACTOR
a)	Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of Company. Consultant shall perform the Services hereunder as an independent contractor. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish the Services, and shall incur all expenses associated with performance, except as expressly provided on Exhibit A of this Agreement. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on Company (i) to pay in withholding taxes or similar items or (ii) resulting from Consultant’s being determined not to be an independent contractor.

10)	ARBITRATION AND EQUITABLE RELIEF
a)	Except as provided in Section 10(b) below, the Company and Consultant agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in San Francisco County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The Judgement may be entered on the arbitrator’s decision in any court of competent jurisdiction. The Company and Consultant shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its respective counsel fees and expenses.
b)	Consultant agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2 or 3, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuances of such injunction and to the ordering of specific performance.

11)	GOVERNING LAW
a)	This agreement shall be construed and enforced under the laws of the State of California.

12)	ENTIRE AGREEMENT
a)	This Agreement is the entire agreement of the parties and supercedes any prior agreements between them with respect to the subject matter hereof.

IN WITNESS WHEREOF, the terms and conditions of this Agreement are agreed to and accepted by:

CONSULTANT: James Panek		COMPANY: diaDexus, Inc.

By:	/s/ James P. Panek	By:	/s/ Brian E. Ward
Name:	James P Panek	Name:	Brian Ward
Title:		Title:	CEO
Date:	9/23/11	Date:	9/22/11

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EXHIBIT A

1.	Contacts:

Consultant contact information:

James Panek

Principal Company contact:

Name:	Brian Ward
Tel:	866.667.0452
Email:	bward@diadexus.com

2.	Services. Consultant shall render to the Company the following Services:

1) Oversee all aspects of the Company’s move to its new facilities, scheduled to be completed by October 28,2011

2) Support CEO / Company as needed in building the budget for 2012

3) Assist as needed with investor contacts and public company filings

It is anticipated that Consultant will spend one to two days per week performing these services, through the completion of the move.

3.	Compensation.

(a)	The Company shall pay Consultant according to the following schedule:

$15,000 on or about October 17

$15,000 as soon as practicable following completion of the Company move

(b)	Consultant shall submit all statements for expenses in a form prescribed by the Company every month and such statements shall be approved by the contact person listed above or other designated agent of the Company.

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